SHAREHOLDERS’ AGREEMENT

This Shareholders’ Agreement (this “Agreement”), dated as of the date last written below, yet effective for all purposes as of October 24, 2014, is entered into among BIOPOWER OPERATIONS CORPORATION, a Nevada corporation (the “Company”), and each of the Persons (defined hereinafter) set forth in Schedule 1 attached hereto (each such Person, a “Shareholder” and, collectively, the “Shareholders”). The Company and the Shareholders may be referred to hereinafter individually as a “Party” and, collectively, as the “Parties.” Any capitalized term herein that is not independently defined herein shall be ascribed its meaning under the Share Exchange Agreement.

RECITALS

WHEREAS, the Parties are also parties to that certain Share Exchange Agreement of even date hereof (the “Share Exchange Agreement”); and

WHEREAS, in accordance with the Share Exchange Agreement and as the Company and the Shareholders independently concluded, the Parties believe it to be in their respective best interests to set forth in this Agreement their respective rights and obligations in connection with their status as Shareholders of the Company.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

Capitalized words or phrases used herein and not otherwise defined within the context in which they appear shall have the meanings set forth in this Article I; provided, however, that as to any capitalized word or phrase that may neither be defined within the context in which it may appear, nor within this Article I, same shall be ascribed their meanings set forth in the Share Exchange Agreement.

“Affiliate” means with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority, (b) any consents or approvals of any Governmental Authority and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

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SHAREHOLDERS’ AGREEMENT

“Articles of Incorporation” means the articles of incorporation of the Company, as filed on with the Secretary of State of the State of Nevada and as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

“Board” has the meaning set forth in Section 2.01.

“Business” means the business and affairs of the Company and its Subsidiaries as presently conducted and any such future business of the Company and its Subsidiaries.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Broward County, Florida are authorized or required to close.

“Bylaws” means the Bylaws of the Company, as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

“Capital Stock” means the Common Stock and Preferred Stock of the Company, collectively.

“Common Stock” means the common stock, $.0001 par value per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Company” has the meaning set forth in the preamble.

“Competitor” means any Person that directly or indirectly competes with the Company in the Business (or any portion thereof) and/or whose business is or includes the Business (or any portion thereof).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Financing Equity” means any Capital Stock, warrants or other similar rights to purchase Capital Stock issued to lenders or other institutional investors (excluding the Shareholders) in any arm’s length transaction providing debt financing to the Company.

“Fiscal Year” means for financial accounting purposes, December 1 to November 30.

“G3P Shareholders” means Company shareholders J2SB International, LLC, Thomas Roberts, SGP, LLC, 4Times, LLC, and Rafael Aguayo.

“G3P Entities” means Company subsidiaries GREEN³POWER HOLDINGS COMPANY, a Delaware corporation, GREEN3POWER OPERATIONS, INC., a Delaware corporation, and GREEN3POWER INTERNATIONAL COMPANY, LTD, an international business corporation existing under the laws of the Federation of Nevis.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

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SHAREHOLDERS’ AGREEMENT

“Government Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Governmental Authority, the giving notice to, or registration with, any Governmental Authority or any other action in respect of any Governmental Authority.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Initial Public Offering” means any underwritten public offering of Capital Stock pursuant to a registration statement filed in accordance with the Securities Act, other than pursuant to a registration statement on Forms S-1, S-4 or Form S-8 or any similar or successor form.

“Information” has the meaning set forth in Section 4.03(b).

“Kohn” means Company shareholder Robert Kohn, or/and, as applicable, his indirect interest as a shareholder in the Company through his interest in Company shareholder China Energy Partners, LLC.

“Nelson” means Company shareholder Bonnie Nelson or/and, as applicable, her indirect interest as a shareholder in the Company through her interest in Company shareholder China Energy Partners, LLC..

“Organizational Documents” means the Company’s Bylaws and Certificate of Incorporation.

“Permitted Transferee” means with respect to any Shareholder, (a) any Affiliate of such Shareholder and (b) any Person to whom shares of Capital Stock are Transferred from such Shareholder (i) by will or the laws of descent and distribution or (ii) by gift without consideration of any kind, provided in the case of (i) and (ii) that such transferee is the spouse or the lineal descendant, sibling or parent of such Shareholder or a trust that is for the exclusive benefit of such Shareholder or his, her or its Permitted Transferees.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” means the $1 par value preferred stock of the Company as authorized and designated from time to time by the Company in accordance with its Articles of Incorporation and Bylaws and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Reiner” means Company shareholder Robert Reiner.

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“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, principals, financial advisors, counsel, accountants and other agents of such Person.

“Williams” means Neil Williams, a Shareholder of the Company.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Series B Preferred Stock” means the Series B Preferred Stock of the Company as authorized in the Company’s Certificate of Designation which is to be filed with the Nevada Secretary of State pursuant to the terms of the Share Exchange Agreement.

“Shareholders” has the meaning set forth in the preamble.

“Share Exchange Agreement” means the Share Exchange Agreement of even date hereof, by and among the Company, on the one hand, and the Shareholders, who are the shareholders of the Green3Power Entities, on the other.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Capital Stock owned by a Person or any interest (including a beneficial interest) in any Capital Stock owned by a Person.

ARTICLE II

Management and Operation of the Company

Section 2.01 Board of Directors.

(a) The Shareholders agree that the business and affairs of the Company shall be managed through a board of directors (the “Board”) in accordance with the applicable provisions of Company’s Organizational Documents and pursuant to Applicable Laws. The Shareholders acknowledge that Robert Kohn, Bonnie Nelson and Michael Dinkes constitute the present members of the Board.

(b) The Board shall consist of as many directors as the shareholders may determine from time to time, consistent with the Company’s Articles of Incorporation, subject to the following:

(i) three (3) members shall be designated by China Energy Partners, LLC (the “China Energy Designee”) and they consist of Robert Kohn, Bonnie Nelson, and Michael Dinkes;

(ii) one (1) shall be designated by Williams (the “Williams Designee”);

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(iii) the Shareholders, and existing Company shareholder, China Energy, hereby agree to cause the votes of their shares in the Company to elect, or, as applicable, their own vote, or that of their board designee, to cause the Company’s board of directors to appoint, Dr. Neil Williams (“Williams Designee”) to the board of directors of the Company. Additionally, the Shareholders and China Energy also hereby agree to cause the Company, or as applicable, the Company’s subsidiary G3P Entities to appoint Williams as the Chairman, CEO and President of the G3P Entities.

(iv) the Shareholders and China Energy agree that they shall vote their shares in the Company to elect, or, as applicable, vote as a board member of the Company’s board of directors, or otherwise cause their board designee to appoint, Reiner to the Board once the Company obtains directors’ and officers’ indemnity insurance;

(v) the remaining present and prospective directors shall be elected by a vote of the shareholders of the Company, including the G3P shareholders hereunder, in accordance with the Company’s Organizational Documents and pursuant to Applicable Laws.

Section 2.02 Meetings of the Board of Directors. Meetings of the Board shall be called and conducted in accordance with the applicable provisions of the Company’s Organizational Documents and pursuant to Applicable Laws.

Section 2.03 Matters Regarding G3P Entities. Kohn, Nelson and the G3P Shareholders shall cause their votes as direct or indirect Company shareholders, and/or shall cause their Company designees to the Board, to vote or designate, as applicable, the following persons or constituents to the boards of directors of the G3P Entities: Kohn, Nelson and four (4) of the G3P Shareholders.

Section 2.04 Resolution to Cause $25 Million Capital Raise. Kohn, Nelson and the G3P Shareholders shall cause their votes as Company shareholders and/or cause their Company designees to the Board to vote or resolve, as applicable to cause the Company to adopt appropriate resolutions authorizing the undertaking of a private equity capital raise of up to TWENTY-FIVE MILLION DOLLARS ($25,000,000), consistent with the parameters set forth in Section 3.07 of the Share Exchange Agreement as detailed on Exhibit “E” thereto.

Section 2.05 Company’s Entry into Management and Operating Agreement. Kohn, Nelson and the G3P Shareholders agree that they shall vote their shares of the Company’s Common Stock or/and their votes as members of the boards of directors of the Company and the G3P Entities to cause the Company to enter into a Management and Operations Agreement, consistent with the provisions of the Section 3.08 of the Share Exchange Agreement and the form thereof attached as Exhibit “F” thereto.

ARTICLE III

Transfer of Interests

Section 3.01 General Restrictions on Transfer.

(a) Except as allowed under the Lock-Up Agreement, each Shareholder agrees that such Shareholder will not, directly or indirectly, voluntarily or involuntarily, Transfer any of its Capital Stock for a period of TWO (2) YEARS from the date hereof.

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(b) Prior notice shall be given to the Company by the transferor of any Transfer to a Permitted Transferee of any Capital Stock. Prior to consummation of any Transfer by any Shareholder of any of its Capital Stock, such party shall cause the Permitted Transferee to execute and deliver to the Company a joinder to this Agreement, agreeing to be bound by the terms and conditions of this Agreement. Upon any Transfer by any Shareholder of any of its Capital Stock, in accordance with the terms of this Agreement, the Permitted Transferee shall be substituted for, and shall assume, all the rights and obligations of such transferring Shareholder under this Agreement. If a Permitted Transferee is an Affiliate of, or a trust for the exclusive benefit of certain persons related to a Shareholder, but following the Transfer of Capital Stock by such Shareholder such Permitted Transferee is to cease to be an Affiliate of, or such trust is to cease to be for the exclusive benefit of such persons related to such Shareholder, as the case may be, such Permitted Transferee shall immediately prior to ceasing to be an Affiliate of such Shareholder, or such trust, shall immediately prior to ceasing to be for the exclusive benefit of such Persons, as the case may be, Transfer such Capital Stock back to such Shareholder or one of the Shareholder’s Permitted Transferees.

(c) Notwithstanding any other provision of this Agreement, each Shareholder agrees that it will not, directly or indirectly, Transfer any of its Capital Stock (i) except as permitted under the Securities Act and other applicable federal or state securities laws, and then, if requested by the Company, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act, (ii) if it would cause the Company or any of its Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended, or (iii) if it would cause the assets of the Company or any of its Subsidiaries to be deemed plan assets as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company. In any event, the Board may refuse the Transfer to any Person if such Transfer would have a material adverse effect on the Company as a result of any regulatory or other restrictions imposed by any Governmental Authority. Robert Reiner agrees to only restrict 1,500,000 shares of BioPower common stock per this Agreement and there are no restrictive covenants on any other shares of Robert Reiner or his affiliates.

(d) Any Transfer or attempted Transfer of any Capital Stock in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue be treated) as the owner of such Capital Stock for all purposes of this Agreement.

ARTICLE IV

Non-Compete and Other Agreements

Section 4.01 Non-Compete. No Shareholder nor any of its Permitted Transferees shall directly or indirectly through one or more of any of their respective Affiliates, own, manage, operate, control or participate in the ownership, management, operation or control of any Competitor, for so long as such Person is a Shareholder and for a period of two (2) years following such Shareholder or any Permitted Transferee ceasing to be bound by this Agreement or the termination of this Agreement; provided that nothing in this Section 4.01 shall prohibit such Shareholder or any of its Permitted Transferees or any of their respective Affiliates from acquiring or owning, directly or indirectly:

(a) up to 2% of the aggregate voting securities of any Competitor that is a publicly traded Person; or

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(b) up to 2% of the aggregate voting securities of any Competitor that is not a publicly traded Person; provided that neither such Shareholder nor any of its Permitted Transferees, directly or indirectly through one or more of their respective Affiliates, designates a member of the board of directors (or similar body) of such Competitor or its Affiliates or is granted any other governance rights with respect to such Competitor or its Affiliates (other than customary governance rights granted in connection with the ownership of debt securities).

Section 4.02 Blue Pencil. If any court determines that any of the covenants set forth in Section 4.01, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

Section 4.03 Confidentiality.

(a) Each Shareholder shall, and shall cause its Representatives to, keep confidential and not divulge any information (including all budgets, business plans and analyses) concerning the Company, including its assets, business, operations, financial condition or prospects (“Information”), and to use, and cause its Representatives to use, such Information only in connection with the operation of the Company; provided that nothing herein shall prevent any Shareholder from disclosing such Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Shareholder, (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (iv) to the extent necessary in connection with the exercise of any remedy hereunder, (v) to other Shareholders, (vi) to such Shareholder’s Representatives that in the reasonable judgment of such Shareholder need to know such Information or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Capital Stock from such Shareholder as long as such transferee agrees to be bound by the provisions of this Section 4.03 as if a Shareholder, provided further, that in the case of clause (i), (ii) or (iii), such Shareholder shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment, when and if available.

(b) The restrictions of Section 4.03(a) shall not apply to information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Shareholder or any of its Representatives in violation of this Agreement; (ii) is or becomes available to a Shareholder or any of its Representatives on a non-confidential basis prior to its disclosure to the receiving Shareholder and any of its Representatives, (iii) is or has been independently developed or conceived by such Shareholder without use of the Company’s Information or (iv) becomes available to the receiving Shareholder or any of its Representatives on a non-confidential basis from a source other than the Company, any other Shareholder or any of their respective Representatives, provided that such source is not known by the recipient of the information to be bound by a confidentiality agreement with the disclosing Shareholder or any of its Representatives.

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ARTICLE V

Special Shareholder Rights

Section 5.01 Financial Statements. The Company shall furnish copies of the Company’s Financial Statements to Shareholders as may be required under Applicable Laws or pursuant to any other agreement.

Section 5.02 Access to Information. Notwithstanding anything herein to the contrary, the Company shall furnish information or provide access to information as may be required pursuant to a valid Shareholder request under Applicable Laws.

ARTICLE VI

Representations and Warranties

Section 6.01 Representations and Warranties. Each Shareholder, severally and not jointly, represents and warrants to the Company and each other Shareholder that:

(a) If such Shareholder is a business entity, such Shareholder duly organized, validly existing and in good standing under the laws of the state of its incorporation, organization, or formation.

(b) If such Shareholder is a business entity, such Shareholder has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of such Shareholder. Such Shareholder has duly executed and delivered this Agreement.

(c) This Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority.

(d) The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of any of the organizational documents of such Shareholder, (ii) conflict with or result in any violation or breach of any provision of any Applicable Law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Shareholder is a party.

(e) Except for this Agreement, such Shareholder has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to the Capital Stock, including agreements or arrangements with respect to the acquisition or disposition of the Capital Stock or any interest therein or the voting of the Capital Stock (whether or not such agreements and arrangements are with the Company or any other Shareholder).

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ARTICLE VII

Term and Termination

Section 7.01 Termination. This Agreement shall terminate upon the earliest of:

(a) the consummation of a merger or other business combination involving the Company whereby the Capital Stock or the securities received in exchange for the Capital Stock becomes or is a security that is listed or admitted to trading on the NASDAQ Stock Market, the New York Stock Exchange or another national securities exchange;

(b) the date on which none of the Shareholders holds any Capital Stock;

(c) the dissolution, liquidation, or winding up of the Company; or

(d) upon the unanimous agreement of the Company and the Shareholders.

Section 7.02 Effect of Termination.

(a) The termination of this Agreement shall terminate all further rights and obligations of the Shareholders under this Agreement except that such termination shall not affect:

(i) the existence of the Company;

(ii) the obligation of any Party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination;

(iii) the rights which any Shareholder may have by operation of law as a shareholder of the Company; or

(iv) the rights contained herein which, but their terms are intended to survive termination of this Agreement.

(b) The following provisions shall survive the termination of this Agreement: this Section 7.02 and ARTICLE IV, Section 6.01, and ARTICLE VIII .

ARTICLE VIII

Miscellaneous

Section 8.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02 Release of Liability. In the event any Shareholder shall Transfer all of the Capital Stock held by such Shareholder in compliance with the provisions of this Agreement without retaining any interest therein, then such Shareholder shall cease to be a party to this Agreement and shall be relieved and have no further liability arising hereunder (other than ARTICLE IV and ARTICLE VIII) for events occurring from and after the date of such Transfer.

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Section 8.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt) or (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested). Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):

If to the Company:	BioPower Operations Corporation
1000 Corporate Dr.
Ste. 200
Ft. Lauderdale, FL 33334
Attention: Robert Kohn

rkohn@biopowercorp.com

If to any Shareholder:	To the address set forth on Schedule 1 attached hereto.

Section 8.04 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 8.07 Entire Agreement. This Agreement and the Organizational Documents constitute the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency or conflict between this Agreement and any Organizational Document, the Shareholders and the Company shall, to the extent permitted by Applicable Law, amend such Organizational Document to comply with the terms of this Agreement.

Section 8.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, administrators, legal representatives, successors and permitted assigns.

Section 8.09 No Third-party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their Permitted Transferees and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Amendment and Modification; Waiver.

(a) Subject to Section 8.10(b), no provision of this Agreement may be amended, waived or otherwise modified except by an instrument in writing executed by the Company with approval of the Board and Shareholders holding at least eighty-five percent (85%) of the outstanding voting Capital Stock held by such Shareholders at the time of such proposed amendment or modification; provided that, to the extent each provision requires a greater percentage vote, then such provision shall not be amended, waived or otherwise modified by less than the percentage called for by such provision. In addition, any party may waive any provision of this Agreement with respect to itself by an instrument in writing executed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

(b) In addition, any amendment, waiver, or modification of any provision of this Agreement that would adversely affect the rights of any Shareholder in an a manner that is adverse relative to the treatment of any other Shareholder shall also require the prior written consent of such Shareholder; provided that any amendment, waiver or modification to Error! Reference source not found. shall require the written consent of each Shareholder, regardless of the relative effect of such amendment as compared to the other Shareholders.

Section 8.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Florida.

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Section 8.12 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted in the federal courts of the United States of America or the courts of the State of Florida in each case located in the County of Palm Beach, Florida, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified mail in accordance with Section 8.03 shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.13 Equitable Remedies. Each party hereto acknowledges that the other parties hereto would be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such party of its obligations under this Agreement. In the event that any party files a suit to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach thereof), the prevailing party in the suit shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conduction the suit, including reasonable attorney’s fees and expenses.

Section 8.14 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE SHARE EXCHANGE AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SHARE EXCHANGE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.14.

Section 8.15 Further Assurances. Each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and of the Share Exchange Agreement and give effect to the transactions contemplated hereby and thereby.

Section 8.16 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be an original. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to an electronic mail message, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signature Page Follows]

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SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Shareholders’ Agreement to be executed as of the date last written by them, or as applicable, by their respective officers thereunto duly authorized.

THE COMPANY:

BIOPOWER OPERATIONS CORPORATION, a Nevada corporation

By:	/s/ Robert Kohn
Name:	Robert Kohn
Title:	President

SHAREHOLDERS:

J2SB INTERNATIONAL, LLC, a Nevis limited liability company

By:	/s/ Neil Williams
Neil Williams, Manager

Date:	_________________

/s/ Thomas Roberts
THOMAS ROBERTS

Date:	_________________

SGP, LLC, a Delaware limited liability company

By:	/s/ Joel R. Oppenheim
Joel R. Oppenheim, Manager

Date:	_________________

4Times, LLC, a Nevis limited liability company

By:	/s/ Benjamin M. Williams
Benjamin M. Williams, Manager

Date:	_________________

/s/ Rafael Aguayo
RAFAEL AGUAYO

Date:	_________________

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SHAREHOLDERS’ AGREEMENT

/s/ Robert Reiner
ROBERT REINER

Date:	_________________

/s/ Robert Kohn
ROBERT KOHN

Date:	_________________

CHINA ENERGY PARTNERS, LLC, a Florida limited liability company

By:	/s/ Robert Kohn
Robert Kohn, a Manager

Date:	_________________

JOINDER OF ENTITY SHAREHOLDER MEMBER PRINCIPALS

The undersigned principals of the Shareholder parties to this Agreement that are not individuals hereby join in this Shareholders Agreement for purposes of reconfirming their agreement to be bound by the obligations owing by their Shareholder entities under this Agreement, including the covenants of non-competition and confidentiality set forth at Sections 4.01 and 4.03, respectively, of this Agreement.

As to J2SB International, LLC:

/s/ Neil Williams
Neil Williams

Date:	_________________

As to SGP, LLC:

/s/ Joel R. Oppenheim
Joel R. Oppenheim

Date:	_________________

As to Times4, LLC:

/s/ Benjamin M. Williams
Benjamin M. Williams

Date:	_________________

RISKLESS PARTNERS, LLC

/s/ Bonnie Nelson
Bonnie Nelson

Date:	_________________

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SHAREHOLDERS’ AGREEMENT

SCHEDULE 1

SHAREHOLDERS

Shareholder Name	Address	Number and Class of Shares Owned

J2SB International, Inc.		_________ shares of Common Stock; _________ shares of Preferred Stock

Thomas Roberts		_________ shares of Common Stock; _________ shares of Preferred Stock

SGP, LLC		_________ shares of Common Stock; _________ shares of Preferred Stock

4Times, LLC		_________ shares of Common Stock; _________ shares of Preferred Stock

Rafael Aguayo		_________ shares of Common Stock; _________ shares of Preferred Stock

China Energy Partners, LLC		_____0____ shares of Common Stock; ____1_____ shares of Preferred Stock A

Robert Kohn		7,297,400 shares of Common Stock; ____0____ shares of Preferred Stock

Riskless Partners, LLC		5,805,000 shares of Common Stock; ____0_____ shares of Preferred Stock Series A

Robert Reiner		1,500,000 shares of Common Stock; _____0____ shares of Preferred Stock Series A

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